Exhibit 99

TITAN WHEEL CORPORATION OF ILLINOIS ISSUES WINTER BONUS TO EMPLOYEES

QUINCY, Ill. - December 21, 2006 - Titan Wheel Corporation of Illinois, a subsidiary of Titan International, Inc. (NYSE: TWI), today issued a winter bonus to its employees. An average bonus of $1,000 was distributed to each employee, including $200 in two dollar bills.
“Titan’s employees have done an excellent job, and as a team we will continue to excel,” said Maurice Taylor Jr., Titan chairman and CEO. “The people at Titan Wheel are exemplary and are the foundation of our great country.”
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

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